Exhibit 3.1
CERTIFICATE OF FORMATION
OF
NEW GREEKTOWN HOLDCO LLC
1.)	The name of the limited liability company (the “LLC”) is:
New Greektown Holdco LLC
2.)	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is Corporation Service Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 13th day of October, 2009.

/s/ Michael J. Perlowski
Michael J. Perlowski
Authorized Person